AGRIUM INC.
Annual Meeting of Shareholders
of
Agrium Inc.
May 10, 2011
REPORT OF VOTING RESULTS
National Instrument 51-102 – Continuous Disclosure Obligations
Section 11.3
Matters Voted Upon
General Business
1.	Each of the eleven director nominees proposed by Management was elected by acclamation. Proxies were received as follows:

Director	For		Withheld

(a) Ralph S. Cunningham	87,557,114	85.14%	15,282,694	14.86%

(b) Russell K. Girling	102,050,850	99.23%	788,958	0.77%

(c) Susan A. Henry	102,278,643	99.45%	561,165	0.55%

(d) Russell J. Horner	102,187,662	99.37%	652,146	0.63%

(e) David J. Lesar	102,300,127	99.48%	539,681	0.52%

(f) John E. Lowe	102,509,311	99.68%	330,497	0.32%

(g) Anne McLellan	102,525,894	99.69%	313,914	0.31%

(h) Derek G. Pannell	102,185,774	99.36%	654,034	0.64%

(i) Frank W. Proto	102,296,128	99.47%	543,680	0.53%

(j) Michael M. Wilson	102,278,437	99.45%	561,371	0.55%

(k) Victor J. Zaleschuk	102,182,383	99.36%	657,425	0.64%

2.	The appointment of KPMG LLP, as independent auditors of Agrium for 2011, was approved by a show of hands. Proxies were received representing 108,777,788 (99.51%) votes for and 540,365 (0.49%) votes withheld.